Exhibit 4.2.25.4
AMENDMENT NO. 2
to the
STANDBY BOND PURCHASE AGREEMENT


		AMENDMENT NO. 2, dated December 9, 1998 ("Amendment No. 2"), to the
Standby Bond Purchase Agreement, dated January 23, 1997, as amended by
Amendment No. 1, dated January 21, 1998 (the "Original Agreement"), among THE
CONNECTICUT LIGHT AND POWER COMPANY, a corporation organized and qualified to do business as a public utility in the State of Connecticut (the "Company"),
SOCIETE GENERALE, a banking corporation organized under the laws of France, acting through its New York Branch (the "Bank"), and STATE STREET BANK AND
TRUST COMPANY, a national banking associated, as successor trustee under the
Indenture referred to below (including any successor trustee, the "Trustee").


W I T N E S S E T H:

		WHEREAS, the liquidity facility (the "Liquidity Facility") provided by the Bank pursuit to the Original Agreement is scheduled to expire on
January 19, 1999;

		WHEREAS, the Company has requested that the Bank extend the Stated Expiration Date for on additional period, to expire 364 days from the date hereof, on December 7, 1999 (the "Second Extension"), and the Bank has agreed to do so on the terms and conditions contained herein and, to the extent applicable and not superseded by this Amendment No. 2, according to the terms and condition of the Original Agreement;

		WHEREAS, certain conditions precedent to the effectiveness of this Amendment No. 2 have been or will be fulfilled to the satisfaction of the Bank and its compel as of He date of this Amendment No. 2;

		NOW, THEREFORE, in consideration of the premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

		1. 	Definitions. Unless otherwise defined herein, all capitalized terms used heresy shall have the same respective meanings as in the Original
Agreement. From and after the date of this Amendment No. 2, the term
"Agreement" shall be deemed to mean The Original Agreement as amended by this
Amendment No. 2. References in the Original Agreement to "this Agreement" and the words "hereof", "herein", "hereto" and the like shall refer to the
Original Agreement, Amendment No. 2, and the Original Agreement as amended by the Amendment No. 2; provided, that, except as provided in Section 3 of this
Amendment No. 2, the words "the date of this Agreement" and "the date hereof"
shall continue to refer to the date of the Orison Agreement;

		2.	Amendments to the Original Agent. Effective upon fulfillment of the conditions specified in Section 4 hereof, the Original Agreement is hereby amended as follows:

		A.	The Stated Expiration Date is hereby extended for an
additional period, to expire 364 days from the date hereof, on December 7, 1999, and the definition of "Stated Expiration Date" contained in Section 1.1 of the Original Agreement is amended to read in its entirety as follows:

		"Stated Expiration Date" means did later of (i) December 7, 1999, or if such day is not a Business Day, the next preceding Business Day, and
(ii) the last day of any extension of such date pursuant to Section 2.6 or, if such day is not a Business Day, the next preceding Business Day.

		B.	The definition of "Bank Purchase Period" contained in Section
1.1 of the Original Agreement is amended to read in its entirety as follows:

		"Blank Purchase Period" means the period from the date of this Amendment No. 2 to and including the earliest of (a) the Stated Expiration Date then in effect, (b) the close of business on the fifth Business Day follow the Conversion Date on which all of the Bonds shall have been converted to a Fixed Rate or a Multiannual Rate (provided, however, that if less than all of the Bonds shall have been converted to a Fixed Rate or Multiannual Rate, the Bank's Available Commitment shall extend only to those Bonds not bearing interest at the Fixed Rate or the Multiannual Rate), (c) the fifth Business Day following the mandatory tender for purchase in connection with a Substitution Date, or (d) the Purchase Termination Date.

		C.	At the end of Article 6 of the Standby Bond Purchase
Agreement, there shall be added a new Section 6.9 as follows:

		Section 6.9, Year 2000 Compliance. The Company shall ensure that it will be Year 2000 Compliant on or before December 31, 1999 and at all times thereafter. As used (i) in the preceding sentence, "Year 2000 Compliant"
means the ability of the software and other information processing capabilities of the Company to correctly interpret and process all data in whatever form so as to avoid material errors that may otherwise occur because of the inability of software or other information processing capabilities to recognize accurately the year 2000 or subsequent dates and (ii) in this sentence, "material errors" means errors that could, if not corrected, have a material adverse effect on the Company's business or final condition.

		3.	Representatives and Warranties. The Company hereby represents and warrants that all of the Presentations and warranties, contained in
Article 5 of the Original Agreement are true and correct, including any statements made regarding the Related Documents as they may have been or will be amended, supplemented or otherwise modified in connection with this Second
Extension, as of the date hereof (except that (i) the dates contained us
Section 5.5 shall be deemed to refer to the end of the Company's most recently completed fiscal quarter, respectively, (ii) the references in
Section 5.5 to the Company's Annual Report, Quarterly Report and Current
Reports shall be deemed to refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Company's Amendment No. 1 on
Form 10-K/A to Annual Report on Form 10-K for the fiscal year ended December
31, 1997, the Company's Quarterly Report on Form 10-Q for the period ended
September 30, 1998 and the Company's Current Reports on Form 8-K dated March
25, 1998, April 15, 1998 and September 10, 1998, and (iii) "prior to the date hereof" in Section 5.6 shall be deemed to refer to on or prior to the date of this Amendment No. 2).  The Company further represents and warrants that no
Event of Default or Event of Termination has occurred or is occurring, and that no event has occurred which, with notice or the lapse of time or both, would become an Event of Default or Event of Termination, as the case may be.

		4.	Conditions Precedent to the Effectiveness of this Amendment
No. 2. The Bank's obligation to enter into and perform its obligations under this Amendment No. 2 is subject to the fulfillment, to the satisfaction of the Bank and its counsel, of each of the following conditions as of the date of this Amendment No. 2:

		(a)	The Act; the Resolution. Neither the Act nor the Resolution
shall have been revoked or rescinded, or modified or amended in any material respect adverse to the interests of the Bank or the holders of the Bonds.

		(b) 	Receipt of Documents. The Bank shall have received an executed copy of this Amendment No. 2 as well as any other documents and instruments as the Bank shall reasonably request.

		(c) 	Certificate. The Bank shall have received a certificate from the Company, dated the date of this Agreement and duly executed by an
Authorized Officer, stating that on and as of the date thereof, except as otherwise disclosed to the Bank as of the date of this Amendment No. 2;

			(i)	the Company has obtained all consents, fits, licenses and
approvals of, has made all registrations arid declarations with, and has taken all other actions with respect to, governmental authorities required under law to be obtained, made or taken by the Company, to maintain the Bonds and to execute, deliver and perform this Amendment No. 2;

			(ii)	that the Insurance Policy is currently effective and
provides for (i) the payment of interest on the Bank Bonds at the Bank Rate and (ii) amortization of the Bank Bonds in equal semiannual installments during the Amortization Period.

			(iii)	to the best knowledge of the Authorized Officer
executing the certificate, no Event of Default or event which, with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred or would occur after giving effect to the issuance of the Bonds or this Amendment No. 2 or the Original Agreement as amended by this Amendment No. 2.

			(iv)	all representations and warranties of the Company set
forth in the Original Agreement and the Related Documents to which the
Company is a party are true and correct in all material respects, except to the extent that any such representation or warranty relates solely to a prior date;

			(v)	the Company is not in default of its obligations under
this Amendment No. 2 or the Original Agreement or any of the Related
Documents to which it is a party;

			(vi)	except for any pending or threatened action, suit,
investigation or proceeding disclosed in the Reoffering Circular or otherwise disclosed to the Bank in writing on or prior to the date hereof (as to which certification is not being made), there is no action, suit, investigation or proceeding pending or, to the best knowledge of the Authorized Officer executing the certificate, threatened (A) in connection with the Bonds, the replacement of the Letter of Credit, the Original Agreement, this Amendment
No. 2 or any of the other transactions contemplated by this Amendment No. 2 or the Related Documents, or (B) against or affecting the Company, the result of which is reasonably likely to have a materially adverse effect on the business, financial condition or operations of the Company or the ability of the Company to perform or observe any of its duties, liabilities or obligations under this Amendment No. 2 or any of the Related Documents.

		(d)	Proceedings and Certifications. The Bank shall have received a copy, certified by an Authorized Officer, of all proceedings taken by the
Company authorizing the transactions hereunder and contemplated hereby, including, without limitation, the execution and delivery of this Amendment
No. 2 and all other documents and agreements contemplated hereby, together with such other certifications as to matters of fact as shall reasonably be requested by the Bank or its counsel.

		(e)	Incumbency Certificate. The Bank shall have received a
certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officials of the Company authorized to sign this Amendment No. 2 and the other documents to be delivered by the Company hereunder, and shall also cover such other matters incident to the transactions contemplated by this Agreement as the Bank or its counsel may request.

		(f)	Opinion of Company CounseI. The Bank shall have received an
opinion addressed to it of Day, Berry & Howard, counsel to the Company, dated the closing date on which the extension of the Liquidity Facility provided by this Amendment No. 2 shall have become effective, in form and substance satisfactory to the Bank and its counsel.

		(g)	Other Documents, Etc. The Bank shall have received such other documents, certificates, and opinions as the Bank; or its counsel may reasonably request, including, without limitation, organizational documents of the Authority, the Company, and the Bond Insurer, and all matters relating to this Amendment No. 2 and the Bonds shall be satisfactory to the Bank.

		5.	Fees and Expenses.

		(a)	Expenses Relating to Amendment No. 2.  The Company hereby
agrees to pay all reasonable costs and expenses of the Bank (including, without limitation, reasonable attorneys' fees and disbursements, but excluding, overhead and other internal costs of the Bank) in connection with the negotiation, preparation, review, execution and delivery of this Amendment No. 2. The Company hereby also agrees to pay on demand all costs and expenses paid or incurred by the Bank, if any, in connection with the enforcement of this Amendment No. 2 and in connection the amendment or enforcement of any Related Documents, and the protection of the rights of the Bank hereunder and thereunder (including reasonable counsel fees and disbursements but excluding overhead and other internal costs of the Bank).

		(b)	Amendment and Extension Fee. The Company hereby also agrees to pay a one time amendment and extension fee (the "Amendment and Extension
Fee"), calculated at 7.5 basis points on the total Liquidity Facility amount of sixty-two million nine hundred eighteen thousand dollars ($62,918,000) for a total Amendment and Extension Fee of forty-seven thousand one hundred ninety dollars ($47,190,000).

		6.	Continued Effectiveness. This Amendment No. 2 is to be
narrowly construed. Except as expressly amended by this Amendment No. 2, all terms and provisions of the Original Agreement are and shall continue in full force and effect. Any references to the Original Agreement in any of the Related Documents shall hereafter be deemed to refer to the Original Agreement, as amended by this Amendment No. 2.

		7.	Governing Law. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

		9.	Counterparts. This Amendment No. 2 may be expected by the
parties hereto in any number of counterparts.


		IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their respective officers thereunto authorized as of the date first written above.

						/S/THE CONNECTICUT LIGHT AND POWER
						  COMPANY
Payment Instructions:
Societe Generale			/S/SOCIETE GENERALE
New York					New York Branch
ABA No. 026004226
Re:  The Connecticut Light and
	Power Company
Acct. No. 902 5855
						/S/STATE STREET BANK AND TRUST
						COMPANY, as Trustee